Exhibit 10.16

POLK COUNTY RECORDER
POLK COUNTY, MINNESOTA
CERTIFIED, FILED, AND
RECORDED ON
03/30/2007 09:00AM
PAGES:	7
REC FEES: $46.00

MICHELLE M. COTE
POLK COUNTY RECORDER

By	/s/ [ILLEGIBLE]	Deputy

OPTION TO PURCHASE REAL PROPERTY
     IN CONSIDERATION of Five Thousand Dollars ($5,000), paid to Randy Kroeplin, a single person, hereinafter referred to as “Seller,” receipt of which is acknowledged, Sellers give and grant to Agassiz Energy, LLC, a Minnesota limited liability company, hereinafter referred to as “Purchaser,” and Purchaser’s successors and assigns, the exclusive option to purchase the real property Sellers situated in the County of Polk, State of Minnesota, particularly described as:
Up to one hundred fifty (150) acres located in the following-described premises:
The Northwest Quarter of the Southeast Quarter (NW1/4SE1/4) and the Northeast Quarter of the Southwest Quarter (NE1/4SW1/4), except tracts for cemetery purposes, Section Ten (10), Township One Hundred Forty-eight (148) North of Range Forty-two (42) West of the Fifth Principal Meridian according to the United States Government Survey thereof;
The North Half of the Northwest Quarter (N1/2 NW1/4) of Section Ten (10), Township One Hundred Forty-eight (148) North of Range Forty-two (42) West of the Fifth Principal Meridian, EXCEPT that part thereof lying West of the Soo Line Railroad right-of-way, AND EXCEPT the following-described tract, to-wit: Commencing at the Northeast corner of the NW1/4 of Section 10, Township 148 North of Range 42; thence in a westerly direction along the north line of said NW1/4 a distance of 1200 feet to a point, which is the point of beginning of the tract herein excepted; thence in a southerly direction and parallel with the east line of said NW1/4 a distance of 60 rods to a point; thence in a westerly direction and parallel with the north line of said NW1/4 a distance of 40 rods to a point; thence in a northerly direction and parallel with the east line of said NW1/4 a distance of 60 rods, more or less, to the north line of said NW1/4; thence in an easterly direction along the north line of said NW1/4 a distance of 40 rods, more or less, to the point of beginning of the tract herein excepted;
AND
That part of the South Half of the Northwest Quarter (S1/2NW1/4) and West Haif of the Southwest Quarter (W1/2SW1/4) of Section Ten (10), Township One hundred Forty-eight (148) North of Range Forty-two (42), West of the Fifth Principal Meridian, lying Easterly of the Soo Line Railway right-of-way;
(specific real estate description of the 150-acre parcel to be determined by survey provided by, and paid for by, Purchaser at the exercise of the Option);
including all easements, rights of way, and appurtenances, and all of Seller’s right, title, and interest in all public ways adjoining the property.
This option is given on the following terms and conditions:
SECTION ONE
PRICE AND TERMS OF PAYMENT
     The purchase price for the property shall be One Hundred Thousand Dollars ($100,000) in cash; Two Hundred Thousand Dollars ($200,000) of Agassiz Energy, LLC membership units (value $1.00 per unit); and 200,000 warrants to purchase membership units in Agassiz Energy, LLC at $1.00 per unit exercisable between April 1, 2007, and March 31, 2014. Said cash payment plus membership units and warrants shall be paid or delivered to Seller at closing. The Five Thousand Dollar ($5,000) option payment shall be applied toward the total purchase price.
     In addition, in the event the Option is exercised when the Sellers have growing crop on the premises, Sellers shall be entitled to remove said crop at harvest or be compensated the fair market value of the lost crop as agreed in writing or as determined by Minnesota Regional Extension Service if the parties are unable to agree.

SECTION TWO
PERIOD OF OPTION AND EXTENSION
     This Option may be exercised by giving notice of exercise to Seller at 2812 Chestnut Street, Grand Forks, North Dakota 58201, at any time during the primary period from April 1, 2007, until March 31, 2008.
SECTION THREE
TITLE
     If the Option is exercised, Seller shall, within thirty (30) days after the delivery to Seller of the notice of exercise, secure and submit to Purchaser for examination by Purchaser’s attorneys, an updated Abstract of Title. Within thirty (30) days thereafter, Purchaser shall give notice in writing to Seller of any defects in or objections to the title as so evidenced, and Seller shall clear the title of the defects and objections so specified.
     If Seller fails to clear title to the extent required in this Option or to submit evidence of Seller’s ability to do so prior to closing, and such failure continues for ninety (90) days after the date of exercise of the Option, Purchaser may clear title to the extent so required and charge the cost of clearing to Seller or, at Purchaser’s option, may terminate the contract by giving thirty (30) days’ written notice to Seller.
     Title to be conveyed as provided in this Option shall be merchantable title, free and clear of all liens, encumbrances, restrictions, and easements.
SECTION FOUR
CLOSING
     Seller shall be responsible for providing an updated Abstract of Title, Deed in recordable form; and payment of deed tax. Purchaser shall be responsible for surveying costs, title examination (or owner’s title insurance), and recording the Deed. Taxes and assessments in the year of closing shall be prorated between the parties as of the date of the closing. Closing shall be scheduled ten (10) days following determination that the title to the real estate is marketable.
SECTION FIVE
POSSESSION
     Seller shall continue in possession of the property until the closing of the transaction, and shall maintain the property in its present condition, reasonable wear from ordinary use excepted. Possession shall be transferred to Purchaser at closing.
SECTION SIX
HAZARDOUS SUBSTANCES
     Seller hereby states that, to the best of Seller’s knowledge, the real property is free of hazardous substances as hereinafter defined and is not subject to any “Super-Fund” type liens or claims by governmental regulatory agencies or other third parties arising from the release or threatened release of hazardous substances in, on, or about the real property. For purposes of this Agreement, hazardous substance means hazardous waste, toxic substances, polychlorinated biphenyls, asbestos, or related materials and also includes, but is not limited to, substances defined as hazardous substances or toxic substances in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9061, et. seq., Hazardous Materials Transportation Act, 49 U.S.C. § 6901, et. seq., or as hazardous substances, hazardous waste, or pollutant or contaminant in the Environmental Response and Liability Act, Minn. Stat. § 115B.01, et. seq. The term does include petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, synthetic gas usable for fuel or mixtures thereof.

SECTION SEVEN
TESTING
     In the event soil testing or other testing is undertaken by Purchaser during the Option period, Seller shall be compensated in an amount to be determined by the Minnesota Regional Extension service for any crop damage occurring on the parcel or adjacent area which is caused directly or indirectly by said testing.
SECTION EIGHT
NOTICES
     Any notice under this Option shall be given in writing to the party for whom it is intended in person or by certified mail at the following address, or such future address as may be designated in writing:

Seller:	2812 Chestnut Street
Grand Forks, ND 58201

Purchaser:	Donald Sargeant
President and Chief Manager
510 County Road 71
Crookston, MN 56716
to any successor or assignee of either party, at the address stated in the notice of succession or assignment.
SECTION NINE
GOVERNING LAW
     This Option Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Minnesota.

SECTION TEN
AMENDMENT
     This Option Agreement may not be amended except by a written instrument signed by the parties hereto.
SECTION ELEVEN
ASSIGNMENT AND SUCCESSION
     This Option and the contract resulting from its exercise shall bind and inure to the benefit of the heirs, administrators, executors, successors, and assigns of the respective parties. All rights of Purchaser under this Option may be assigned without restriction, but notice of each assignment shall be given in writing to Seller.
DATED this 29th day of March, 2007.

SELLER:	PURCHASER:

/s/ Randy Kroeplin	AGASSIZ ENERGY, LLC
RANDY KROEPLIN

	By	/s/ Wayne Wagner

Wayne Wagner, Vice President

	By	/s/ Larry Altringer

Larry Altringer, Treasurer

STATE OF NORTH DAKOTA	)
	)	SS.
COUNTY OF GRAND FORKS	)
     The foregoing instrument was acknowledged before me this 29th day of March, 2007, by Randy Kroeplin, a single person, Seller.

/s/ Laurie Feltman

Notary Public, Grand Forks County, ND My Comm. Expires: 10/21/2010

STATE OF MINNESOTA	)
	)	ss.
COUNTY OF POLK	)
     The foregoing instrument was acknowledged before me this 29th day of March, 2007, by Wayne Wagner and Larry Altringer, the Vice Pres. and Treasurer, respectively of Agassiz Energy, LLC, a Minnesota limited liability company, Purchaser.

/s/ Marlys R. Mjoen

Notary Public, Polk County, MN My Comm. Expires: 1/31/2010
THIS INSTRUMENT WAS DRAFTED BY:
Johannson, Rust, Stock
 & Rasmusson, P.A.
P.O. Box 605
Crookston, MN 56716